Exhibit 99.(a)(18)

STEWARD FUNDS, INC.

ARTICLES OF AMENDMENT

Steward Funds, Inc., a Maryland corporation (which is hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The Charter of the Corporation is hereby amended to (a) change the par value of the Class C shares of the Steward Global Equity Income Fund series of the Corporation’s Common Shares from one cent ($0.01) per share to one tenth of one cent ($0.001) per share, (b) change the par value of the Class R6 shares of the Steward Global Equity Income Fund series of the Corporation’s Common Shares from one cent ($0.01) per share to one tenth of one cent ($0.001) per share, (c) change the par value of the Class C shares of the Steward International Enhanced Index Fund series of the Corporation’s Common Shares from two tenths of one cent ($0.002) per share to one tenth of one cent ($0.001) per share, (d) change the par value of the Class R6 shares of the Steward International Enhanced Index Fund series of the Corporation’s Common Shares from two tenths of one cent ($0.002) per share to one tenth of one cent ($0.001) per share, (e) change the par value of the Class C shares of the Steward Large Cap Enhanced Index Fund series of the Corporation’s Common Shares from five tenths of one cent ($0.005) per share to one tenth of one cent ($0.001) per share, (f) change the par value of the Class R6 shares of the Steward Large Cap Enhanced Index Fund series of the Corporation’s Common Shares from five tenths of one cent ($0.005) per share to one tenth of one cent ($0.001) per share, (g) change the par value of the Class C shares of the Steward Select Bond Fund series of the Corporation’s Common Shares from three tenths of one cent ($0.003) per share to one tenth of one cent ($0.001) per share, (h) change the par value of the Class R6 shares of the Steward Select Bond Fund series of the Corporation’s Common Shares from three tenths of one cent ($0.003) per share to one tenth of one cent ($0.001) per share, (i) change the par value of the Class C shares of the Steward Small-Mid Cap Enhanced Index Fund series of the Corporation’s Common Shares from two tenths of one cent ($0.002) per share to one tenth of one cent ($0.001) per share, and (j) change the par value of the Class R6 shares of the Steward Small-Mid Cap Enhanced Index Fund series of the Corporation’s Common Shares from two tenths of one cent ($0.002) per share to one tenth of one cent ($0.001) per share. In that regard, from and after the Effective Time (as hereinafter defined), the first five sentences of Article Fifth, Section 5.1 of the Charter are hereby deleted in their entirety and in lieu thereof the following sentence is substituted:

“Section 5.1. Authorized Shares. The Corporation shall have the authority to issue four hundred million (400,000,000) Common Shares, each with a par value of one tenth of one cent ($0.001) per share, for an aggregate par value of four hundred thousand dollars ($400,000).”

SECOND: The amendment described above was approved by a majority of the entire Board of Directors of the Corporation. The amendment is limited to a change expressly authorized by Section 2-605 of the Maryland General Corporation Law to be made without action by the stockholders of the Corporation.

THIRD: These Articles of Amendment shall become effective at 4:02 p.m. Eastern Time on March 6, 2020 (the “Effective Time”).

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed and acknowledged in its name and on its behalf by its President and attested to by its Secretary on this 5th day of March, 2020; and its President acknowledges that these Articles of Amendment are the act of the Corporation, and he further acknowledges that, as to all matters or facts set forth herein that are required to be verified under oath, such matters and facts are true in all material respects to the best of his knowledge, information, and belief, and that this statement is made under the penalties for perjury.

ATTEST:	STEWARD FUNDS, INC.

Patricia Mims	By: Michae L. Kern, III (SEAL)
Patricia Mims, Secretary	Michael L. Kern, III, CFA, President,

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